Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Vanguard Chester Funds of our report dated November 12, 2020, relating to the financial statements and financial highlights, which appear in the Vanguard Institutional Target Retirement 2020 Fund and Vanguard Target Retirement 2020 Fund Annual Reports on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Additional Information About the Funds” and “Representations and Warranties” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
October 4, 2021